EXHIBIT 99.1

        SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.


Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of the Purchase Money Deed of Trust Note in the principal amount of $1,168,750 executed by Ameristar Casino Vicksburg, Inc., a Mississippi corporation, in favor of Lawrence O. Branyan, Jr., as Trustee of The Brady/Lum Family Trust Dated May 15, 1993, which instrument defines the rights of holders of long-term debt issued by ACI or its subsidiaries: